Exhibit 4.1

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS DEBENTURE HAS BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS DEBENTURE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THIS DEBENTURE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE LOAN OR FINANCING ARRANGEMENT SECURED BY THIS DEBENTURE.

ENVIROTECH VEHICLES INC.

Debenture

Principal Amount:	$[4,000,000] [7,000,000]
Debenture Issuance Date:	[___]
Debenture Number:	EVTVD-[1][2]

FOR VALUE RECEIVED, ENVIROTECH VEHICLES INC., an entity organized under the laws of the state of Delaware (the “Company”), hereby promises to pay to the order of YA II PN, Ltd., or its registered assigns (the “Holder”) the amount set out above as the principal amount (as reduced or increased pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Debenture (including all debentures issued in exchange, transfer or replacement hereof, this “Debenture”) was originally issued pursuant to the Securities Purchase Agreement dated as of March 6, 2026, as it may be amended from time to time (the “Securities Purchase Agreement”) between the Company and the Holder. Certain capitalized terms used herein are defined in Section (11) hereto.

(1)         GENERAL TERMS

(a)         Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be March 6, 2027, as may be extended upon joint consent of the Holder and the Company.

(b)         Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 5.00% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18.00% upon an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c)         Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(2)         PAYMENTS

(a)         Monthly Payments. The Company shall make monthly payments beginning on the earlier of (i) the thirtieth calendar day following the effectiveness of the SEPA Registration Statement (as defined below) or (ii) June 6, 2026, and continuing on the same day of each successive Calendar Month (a “Monthly Payment Date”). The monthly payments shall be in an amount equal to the sum of (i) $[_________]1 of Principal, or the outstanding Principal if the Principal is less than such amount, plus (ii) the accrued and unpaid Interest hereunder as of each Monthly Payment Date (such aggregate monthly payment amount, the “Monthly Payment Amount”). If this Debenture is held by more than one holder, then the Monthly Payment Amount shall be allocated to each holder based on each holder’s pro-rata portion of the total outstanding Principal amount outstanding on this Debenture. So long as this Debenture or any Other Debenture is outstanding, 100% of the proceeds from sales of Common Shares made during any Calendar Month pursuant to the SEPA (as defined below) shall be retained by the Holder and offset the Monthly Payment Amount for such Calendar Month for this Debenture or any Other Debenture; provided, that once proceeds from sales of Common Shares made during a Calendar Month pursuant to the SEPA exceed the Monthly Payment Amount for such Calendar Month, the Holder shall retain 100% of the proceeds from sales of Common Shares made during such Calendar Month pursuant to the SEPA and apply such proceeds to future payments due hereunder and under any Other Debenture, which amounts shall be applied first to amounts due on the Maturity Date and thereafter to prior due amounts in reverse chronological order of their due dates. All payments made hereunder shall be applied first to accrued and unpaid Interest, and then to Principal.

(b)         The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) in cash, at any time, a portion or all amounts outstanding under this Debenture at the Redemption Amount (as defined below) as described in this Section. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company, plus (b) all accrued and unpaid Interest hereunder as of such redemption date.

(3)         EVENTS OF DEFAULT.

(a)       An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)         The Company's failure to pay to the Holder any amount of Principal after such payment is due, or any Interest or other amounts when and as due under this Debenture or any other Transaction Document and such failure continues for a period of five (5) Business Days;

1 This should be $1m split pro rata between the two Debentures.

(ii)         The Company or any Significant Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Significant Subsidiary of the Company, any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Significant Subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any Significant Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any Significant Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; or the Company or any Significant Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any Significant Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any Significant Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)         The Company or any Subsidiary of the Company shall default, in any of its obligations under any note debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created, and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Trading Days, and as a result, such indebtedness becomes or is declared due and payable;

(iv)         A final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Significant Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Significant Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v)         The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi)         The Company shall consummate a Change of Control Transaction unless (i) the Company is the surviving Person in such Change of Control Transaction or (ii) this Debenture is deemed prior to or upon consummation of Change of Control Transaction pursuant to Section (2)(b);

(vii)         The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act, if such failure is not cured within five (5) Business Days;

(viii)         Any representation or warranty made by the Company in this Debenture shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality or Material Adverse Effect, such representation or warranty shall prove to have been incorrect in any respect) when made;

(ix)         Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect;

(x)         The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xi)         Any material breach of any provisions of any Other Debentures or the Securities Purchase Agreement; or

(xii)         The Company shall fail to observe or perform any material covenant, agreement or warranty contained herein, or otherwise commits any material breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through Section (3)(a)(xi) hereof) or any other Transaction Document which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days.

(b)         During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (3)(a)(ii)), the full unpaid Principal amount of this Debenture, together with Interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (3)(a)(ii), the full unpaid Principal amount of this Debenture, together with accrued and unpaid Interest and other amounts owing in respect thereof to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4)         REISSUANCE OF THIS DEBENTURE.

(a)         Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (4)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (4)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, following the repayment of any portion of this Debenture in accordance with its terms, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b)         Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (4)(d)) representing the outstanding Principal.

(c)         Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (4)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)         Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the outstanding Principal remaining under the old Debenture (or in the case of a new Debenture being issued pursuant to Section (4)(a) or Section (4)(c), the outstanding Principal amount designated by the Holder for the new Debentures shall not exceed the outstanding Principal amount remaining under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(5)         NOTICES.         Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and email addresses for such communications shall be:

If to the Company, to:	ENVIROTECH VEHICLES INC.
7510 Ardmore Street
Houston, TX 77054
Attention: Jason Maddox Telephone: 818-378-8246 Email: jason.m@evtvusa.com

with a copy (which shall not constitute notice) to:	K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, CA 92614 Attn: Michael A. Hedge Telephone: (949) 623-3519 Email: michael.hedge@klgates.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender's email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by e-mail or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(6)         NO IMPAIRMENT. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause its subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; or (ii) enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, delay, conflict with or otherwise impair in any material respect the ability of the Company to perform its obligations under the this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder.

(7)         CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a)         Governing Law. This Debenture and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b)         Jurisdiction; Venue; Service.

(i)         The Company hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii)         The Company and the Holder agree that venue shall be proper in any court of the Governing Jurisdiction or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company and the Holder waive any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii)         Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company and the Holder agree that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company and the Holder irrevocably and unconditionally agree not to bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or based upon this Debenture or any matter relating to this Debenture in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv)         The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by the e-mailing of copies thereof or mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Debenture, such service to become effective thirty (30) days after the date of e-mailing or mailing.

(v)         Nothing herein shall affect the right of the Holder or the Company, as applicable, to serve process in any other manner permitted by law.

(c)         THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(8)         If the Company fails to strictly comply with the terms of this Debenture, then the Company shall, without duplication, reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(9)         Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(10)         If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(11)         CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)         “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(b)         “Calendar Month” means one of the twelve months of the year.

(c)         “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Significant Subsidiary of the Company in one or a series of related transactions with or into another entity. No transfer to a wholly-owned Significant Subsidiary shall be deemed a Change of Control Transaction under this provision.

(d)         “Commission” means the Securities and Exchange Commission.

(e)         “Common Shares” means the shares of the Company’s common stock, par value $0.00001, and stock of any other class into which such shares hereafter are changed or reclassified.

(f)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)         “Material Adverse Effect” has the meaning given such term in the Securities Purchase Agreement.

(h)         “Other Debentures” means any other debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(i)         “Optional Redemption” shall have the meaning set forth in (2)(b).

(j)         “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Debenture; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(k)         “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(l)         “Principal Market” means The Nasdaq Capital Market; provided however, that in the event the Company’s Common Shares are ever listed or traded on any of the New York Stock Exchange, the NYSE American, The Nasdaq Global Market, or The Nasdaq Global Select Market, or such successor thereto, the “Principal Market” shall mean that market on which the Common Shares are then listed or traded.

(m)         “Redemption Amount” shall have the meaning set forth in (2)(b).

(n)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(o)         “SEPA” has the meaning given such term in the Securities Purchase Agreement.

(p)         “SEPA Registration Statement” has the meaning given such term in the Securities Purchase Agreement.

(q)         “Significant Subsidiary” of any Person means any subsidiary of that Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that Person.

(r)         “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(s)         “Transaction Documents: has the meaning given such term in the Securities Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
ENVIROTECH VEHICLES INC.

By:
Name:
Title: